EXHIBIT 99.1



FOR IMMEDIATE RELEASE

                    Speaking Roses Announces Franchise Plans

SALT LAKE CITY, Utah - September 12, 2005 - Speaking Roses International Inc. (OTCC:SRII) announced that it has sold the area development rights to open franchise stores in Utah and Southern Nevada to the Business Retail Group, L.L.C., led by Mike Glauser of Salt Lake City, Utah. The first Speaking Roses franchise store is scheduled to open in Salt Lake City in early October. The Company stated that it will offer area development rights and franchise opportunities to qualified candidates in the U.S and worldwide.

"We are extremely pleased to partner with the Business Retail Group in the development and launch of our franchise model throughout the U.S. and internationally. Mike Glauser and his team bring an extensive background in retail operations and store ownership to the execution of the business plan. Using our patented floral embossing technology, customers will have the ability to personalize an already emotional gift that is not available anywhere but at a Speaking Roses store," stated John Winterholler, Chief Executive Officer of Speaking Roses International Inc.

Mike Glauser is the founder and former Chairman/CEO of Golden Swirl Management Company, and a co-founder of Northern Lights. Mr. Glauser has also consulted with numerous corporations in the areas of business strategy, expansion planning, organization effectiveness, and management development. He is currently working with Speaking Roses in the development of the franchise model and has contracted to conduct all in-store training for future area developers and franchisees.

"The opening of Speaking Roses retail outlets will take floral purchases to an entirely new level. By incorporating the patented embossing technology, a unique retail design, a superb operating and training system, phenomenal customer service, and on-site floral design expertise in each location, we expect to re-invent the retail floral business and expand the ways floral gifts and products can be used to celebrate life's special events," Mr. Glauser said.

Mr. Winterholler also stated that the overall strategy of the Company will be to expand rapidly across the U.S. through the rollout of franchise stores. All Speaking Roses stores will specialize in full floral services, including personal gifts, weddings, funerals, and corporate promotions, each with the option to include customized messages, phrases, pictures and logos at the time of the floral purchase. The launch of the new SpeakingRoses.com website is also scheduled in early October. "Our goal is to make Speaking Roses the most recognized and trusted brand in the floral industry," he said.

About Speaking Roses International, Inc.

Through SRII's unique, patented embossing technology, Speaking Roses can print images directly on flowers while preserving the integrity of the flower petals. Images can include photos, logos, printed words or handwritten messages. The products can be used for communications including personal messages, gifts, corporate promotions, employee incentives, weddings, funerals, special events, and any time someone wants to send a unique form of expression. SRII has filed the patent in over 100 countries worldwide. Based in Utah, Speaking Roses has production facilities in Salt Lake City, Chicago, Miami, Bogota, and Amsterdam.

Speaking Roses products may be ordered by calling (800) 801-9855 or online at www.speakingroses.com.


Contact:
Bobbie Downey, Investor Relations
Speaking Roses International Inc.
801-677-7673
bobbie@speakingroses.com